Exhibit 99.1
IMMEDIATE RELEASE
PMFG, Inc. (parent of Peerless Mfg. Co.) Reports Fiscal Year 2010 Third Quarter and Year-to-Date Financial Results
Dallas, Texas — May 10, 2010 — PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the three and nine months ended March 31, 2010.
Revenues for the third quarter ended March 31, 2010 were $32.2 million and net earnings were $5.7 million, or $0.32 per diluted share. On a non-GAAP basis, the Company would have reported net income of $2.1 million, or $0.10 per diluted share, for the third quarter ended March 31, 2010. Revenues for the nine months ended March 31, 2010 were $88.1 million and a net loss was $2.3 million, or $0.22 per diluted share. On a non-GAAP basis, the Company would have reported net earnings of $3.2 million, or $0.17 per diluted share, for the nine months ended March 31, 2010. Calculations of non-GAAP results are shown in the tables accompanying this release.
Third Quarter Fiscal Year 2010 Compared to Third Quarter Fiscal Year 2009
Revenues were $32.2 million, a decrease of $5.5 million, or 14.4%, compared to $37.7 million.
Gross profit was $11.7 million, or 36.2% of revenues, a decrease of $0.1 million, compared to $11.8 million, or 31.2% of revenues.
Operating expenses were $8.1 million, a decrease of $1.3 million, compared to $9.4 million.
Operating income was $3.5 million, or 11.0% of revenues, an increase of $1.2 million, compared to $2.3 million, or 6.2% of revenues.
Other income (expense) was $3.2 million, consisting of a $3.6 million gain on the fair value adjustment to embedded derivative liabilities, ($0.6) million net interest expense, and $0.2 million foreign exchange gain, compared to ($1.7) million, consisting of ($1.5) million net interest expense and ($0.2) million foreign exchange loss.
Income tax expense was $1.0 million on $6.8 million of pre-tax earnings, compared to $0.2 million on $0.7 million of pre-tax earnings.
Net earnings were $5.7 million, or $0.32 per diluted share, compared to net earnings of $0.4 million, or $0.03 per diluted share.
In the first quarter of fiscal year 2010, the Company recorded an embedded derivative liability for the redemption options and conversion rights associated with the issuance on September 4, 2009 of its Series A Convertible Preferred Stock and warrants. In the third quarter of fiscal year 2010, the Company recorded a gain of $3.6 million related to the fair value adjustment to the derivative liability.

On a non-GAAP basis, excluding the $3.6 million gain related to the fair value adjustment to the preferred stock embedded derivative liability; the Company would have recorded net income of $2.1 million, or $0.10 per diluted share, for the third quarter of fiscal year 2010. Calculations of non-GAAP results are shown in the tables accompanying this release.
In the fourth quarter of fiscal year 2008, the Company recorded as part of the purchase accounting for the Nitram acquisition, $11.1 million in fair value adjustments related to backlog and inventory acquired. During the third quarter of fiscal year 2009, the Company recorded as part of cost of goods sold, $0.1 million of expense related to the fair value adjustments.
On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Company would have recorded net earnings of $0.5 million, or $0.04 per diluted share, for the third quarter of fiscal year 2009.
Process Products Segment
Revenues were $23.8 million, a decrease of $3.7 million, or 13.2%, compared to $27.5 million.
Operating income was $4.4 million, or relatively static, compared to $4.4 million for the same period in the prior year.
Nitram’s operating results are reported in the Process Products segment and include expenses of $0.1 million related to fair value adjustments of Nitram’s backlog and inventory for the third quarter of fiscal year 2009. On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Process Products segment would have recorded operating income of $4.5 million, for the third quarter of fiscal year 2009.
Environmental Systems Segment
Revenues were $8.4 million, a decrease of $1.8 million, or 17.6%, compared to $10.2 million.
Operating income was $2.7 million, an increase of $1.5 million, compared to $1.2 million.
YTD Fiscal Year 2010 Compared to YTD Fiscal Year 2009
Revenues were $88.1 million, a decrease of $32.3 million, or 26.8%, compared to $120.4 million.
Gross profit was $31.7 million, or 36.0% of revenues, a decrease of $3.6 million, compared to $35.3 million, or 29.3% of revenues.
Operating expenses were $25.0 million, a decrease of $5.2 million, compared to $30.2 million.

Operating income was $6.7 million, or 7.6% of revenues, an increase of $1.6 million, compared to $5.1 million, or 4.2% of revenues.
Other income (expense) was ($7.7) million, consisting of a ($4.7) million loss on the fair value adjustment to the embedded derivative liability, ($2.4) million net interest expense, ($1.3) million loss on the extinguishment of debt, $1.0 million foreign exchange gain, and ($0.2) million other expense, compared to ($4.7) million, consisting of ($4.6) million net interest expense, ($0.2) million foreign exchange loss and $0.1 million other income.
Income tax expense was $1.3 million on ($1.0) million of a pre-tax loss, compared to $0.1 million on $0.4 million pre-tax earnings.
Net loss was ($2.3) million, or ($0.22) per diluted share, compared to net earnings of $0.3 million, or $0.02 per diluted share.
In the first quarter of fiscal year 2010, the Company recorded an embedded derivative liability for the redemption and conversion rights associated with the issuance on September 4, 2009 of its Series A Convertible Preferred Stock and warrants. In the first nine months of fiscal year 2010, the Company recorded a loss of $4.7 million related to the fair value adjustment to the derivative liability.
In the first quarter of fiscal year 2010, the Company prepaid $20.0 million of subordinated term debt and expensed $1.3 million of unamortized debt issuance costs related to the subordinated term debt as a loss on the extinguishment of debt.
On a non-GAAP basis, excluding the $4.7 million loss related to the fair value adjustment to the preferred stock embedded derivative liability and the $1.3 million loss on the extinguishment of debt, the Company would have recorded net earnings of $3.3 million, or $0.17 per diluted share, for the first nine months of fiscal year 2010. Calculations of non-GAAP results are shown in the tables accompanying this release.
In the fourth quarter of fiscal year 2008, the Company recorded as part of the purchase accounting for the Nitram acquisition, $11.1 million in fair value adjustments related to backlog and inventory acquired. During the first nine months of fiscal year 2009, the Company recorded as part of cost of goods sold $6.1 million of expense related to the fair value adjustments.
On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Company would have recorded net earnings of $4.2 million, or $0.32 per diluted share, for the first nine months of fiscal year 2009.

Process Products Segment
Revenues were $65.9 million, a decrease of $28.1 million, or 29.9%, compared to $94.1 million.
Operating income was $12.0 million, an increase of $0.1 million, compared to $11.9 million.
Nitram’s operating results are reported in the process products segment and include expenses of $6.1 million related to fair value adjustments of Nitram’s backlog and inventory for the first nine months of fiscal year 2009. On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Process Products segment would have recorded operating income of $18.0 million, for the first nine months of fiscal year 2009.
Environmental Systems Segment
Revenues were $22.1 million, a decrease of $4.2 million, or 16.0%, compared to $26.4 million.
Operating income was $5.9 million, an increase of $0.9 million, compared to $5.0 million.
Financial Condition and Cash Flows
At March 31, 2010, the Company reported $50.6 million of working capital, or a current ratio of 2.4 to 1.0, $148.7 million of total assets and $22.2 million of debt.
At March 31, 2010, cash and cash equivalents were $23.1 million, an increase of $5.4 million compared to $17.7 million at June 30, 2009. For the first nine months of fiscal year 2010, cash flows include $5.8 million provided by operating activities, ($2.3) million used in investing activities, $1.0 million provided by financing activities and $0.8 million effect of exchange rate changes on cash.
Peter J. Burlage, Chief Executive Officer
Peter J. Burlage, Chief Executive Officer, stated, “Our third quarter results are indicative of the early signs of improvement we see in many of our world-wide end markets. We are particularly pleased with our backlog performance, project mix, and strong margins. Our backlog at March 31, 2010 was $88 million compared to $78 million at December 31, 2009. Order trends continued to improve throughout the quarter for the majority of our product portfolio, with notable strength exhibited by our Process Products segment. In addition, cash flow was positive, and we strengthened our balance sheet with continued improvement in our debt-to-capital ratio. As a result, we are well positioned to invest for growth where needed.
“Productivity is becoming embedded in everything we do and we are extending that energy to also focus on innovation. PMFG employees continue to find new opportunities to serve customer needs, improve operations and drive financial performance. With the continued improvement in our overall business conditions, combined with the benefits from our cost management activities, we expect our businesses to return to year-over-year growth in fiscal year 2011.”

Conference Call
Peter Burlage, Chief Executive Officer, and Henry Schopfer, Chief Financial Officer, will discuss the Company’s financial results for the second quarter of fiscal year 2010 and the outlook for future periods, during a conference call scheduled for May 10, 2010 at 10:00 a.m. ET.
Shareholders and other interested parties may participate in the conference call by dialing +1 866 804 6929 (domestic) or +1 857 350 1675 (international) and entering access code 13969088, a few minutes before 10:00 a.m. ET on May 10, 2010. The call will also be broadcast live on the Internet at www.streetevents.com, www.earnings.com or www.peerlessmfg.com.
A replay of the conference call will be accessible two hours after its completion through May 24, 2010 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 22288248. The call will also be archived for 30 days at www.streetevents.com, www.earnings.com and www.peerlessmfg.com.
About PMFG
We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for power generation, natural gas infrastructure and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; risks associated with the Company’s acquisition of Nitram Energy, including the significant indebtedness that the Company incurred in connection with the acquisition; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
PMFG, Inc.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Phone:  (214) 353-5545
Fax:      (214) 351-4172
www.peerlessmfg.com
or
Kevin McGrath
Cameron Associates
(212) 245-4577
Kevin@cameronassoc.com

PMFG, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three Months Ended March 31,			Three Months Ended March 31,
	2010			2009
Operating Results	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Revenues	$32,221	$—	$32,221	$37,651	$—	$37,651
Cost of goods sold	20,544	—	20,544	25,887	(142)	25,745

Gross profit	11,677	—	11,677	11,764	142	11,906
Operating expenses	8,137	—	8,137	9,429	—	9,429

Operating income	3,540	—	3,540	2,335	142	2,477
Other income (expense):
Interest income	5	—	5	22	—	22
Interest expense	(561)	—	(561)	(1,517)	—	(1,517)
Loss on extinguishment of debt	—	—	—	—	—	—
Foreign exchange gain (loss)	163	—	163	(157)	—	(157)
Change in fair value of derivative liability	3,623	(3,623)	—	—	—	—
Other income (expense)	10	—	10	(4)	—	(4)
Income tax expense	(1,044)	—	(1,044)	(238)	(50)	(288)

Net earnings (loss)	$5,736	$(3,623)	$2,113	$441	$92	$533

Less net loss attributable to noncontrolling interest	18	—	18	—	—	—

Net earnings (loss) attributible to PMFG	$5,754	$(3,623)	$2,131	$441	$92	$533

Dividends on preferred stock	(313)	—	(313)	—	—	—

Income (loss) applicable to PMFG common stockholders	$5,441	$(3,623)	$1,818	$441	$92	$533

Basic earnings per share	$0.33	$(0.22)	$0.11	$0.03	$0.01	$0.04
Diluted earnings per share	$0.32	$(0.22)	$0.10	$0.03	$0.01	$0.04

Weighted-average shares outstanding
Basic	16,345	16,345	16,345	12,968	12,968	12,968
Diluted	16,807	16,807	16,807	13,163	13,163	13,163

	Nine Months Ended March 31,			Nine Months Ended March 31,
	2010			2009
Operating Results	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Revenues	$88,081	$—	$88,081	$120,412		$120,412
Cost of goods sold	56,369	—	56,369	85,092	(6,093)	78,999

Gross profit	31,712	—	31,712	35,320	6,093	41,413
Operating expenses	25,021	—	25,021	30,199		30,199

Operating income	6,691	—	6,691	5,121	6,093	11,214
Other income (expense):
Interest income	23	—	23	145	—	145
Interest expense	(2,463)	—	(2,463)	(4,710)	—	(4,710)
Loss on extinguishment of debt	(1,303)	1,303	—	—	—	—
Foreign exchange gain (loss)	978	—	978	(232)	—	(232)
Change in fair value of derivative liability	(4,689)	4,689	—	—	—	—
Other income (expense)	(231)	—	(231)	90	—	90
Income tax benefit (expense)	(1,282)	(456)	(1,738)	(145)	(2,133)	(2,278)

Net earnings (loss)	$(2,276)	$5,536	$3,260	$269	$3,960	$4,229

Less net loss attributable to noncontrolling interest	77	—	77	—	—	—

Net earnings (loss) attributible to PMFG	$(2,199)	$5,536	$3,337	$269	$3,960	$4,229

Dividends on preferred stock	(728)	—	(728)	—	—	—

Income (loss) applicable to PMFG common stockholders	$(2,927)	$5,536	$2,609	$269	$3,960	$4,229

Basic earnings per share	$(0.22)	$0.41	$0.17	$0.02	$0.31	$0.33
Diluted earnings per share	$(0.22)	$0.41	$0.17	$0.02	$0.30	$0.32

Weighted-average shares outstanding
Basic	13,377	13,377	15,387	12,957	12,951	12,951
Diluted	13,377	13,377	15,747	13,184	13,184	13,184

	March 31,	June 30,
Condensed Balance Sheet Information	2010	2009
Current assets	$87,863	$87,691
Non-current assets	60,864	65,489

Total assets	$148,727	$153,180

Current liabilities	$37,229	$47,444
Long term debt	18,221	49,180
Other non current liabilities	33,919	10,598
Total equity	59,358	45,958

Total liabilities and equity	$148,727	$153,180

STATEMENT REGARDING NON-GAAP RESULTS
PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from the issuance of preferred stock and related fair value adjustment to the derivative liability, and the loss on the extinguishment of debt related to unamortized debt issuance costs on our retired subordinated term debt, both in fiscal 2010, and the purchase accounting associated with the acquisition of Nitram Energy Inc. in fiscal 2008. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.